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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

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1.  Name and Address of Reporting Person*

        Allison                     Gordon                            Y.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     c/o Edgewater Technology, Inc.
     302 Millsap Rd
    ----------------------------------------------------------------------------
                                   (Street)
     Fayetteville                      AR                             72703
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  Edgewater Technology, Inc. (EDGW)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year    2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

        E.V.P. General Counsel
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Reporting  (check applicable line)
     X  Form Filed by One Reporting Person
    ---
    ___ Form Filed by More than One Reporting Person
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of    2. Transaction   3. Transaction      4. Securities Acquired (A)   5. Amount of        6. Ownership    7. Nature of
   Security       Date (Month/     Code (Instr. 8)     or Disposed of (D)           Securities          Form: Direct    Indirect
   (Instr. 3)     Day/Year)                            (Instr. 3, 4 and 5)          Beneficially        (D) or          Beneficial
                                                                                    Owned at the        Indirect (I)    Ownership
                                                       ----------------------       end of Issuer's     (Instr. 4)      (Instr. 4)
                                                                (A) or              Fiscal Year
                                                       Amount     (D)   Price       (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative      2. Conversion        3. Transaction           4. Transaction          5. Number of Derivative
    Security (Instr. 3)         or Exercise          Date                     Code (Instr. 8)         Securities Acquired (A)
                                Price of             (Month/Day/Year)                                 or Disposed of (D)
                                Derivative                                                            (Instr. 3, 4, and 5)
                                Security                                                           --------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                     $16.00
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 Stock Option                     $ 8.63
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                     $27.00                  J (2)
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                     $24.50                  J (2)
-----------------------------------------------------------------------------------------------------------------------------

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6. Date Exercisable    7. Title and Amount of        8. Price of         9. Number of         10. Ownership of      11. Nature of
   and Expiration         Underlying Securities         Derivative          Derivative            Derivative            Indirect
   Date (Month/Day/       (Instr. 3 and 4)              Security            Securities            Security:             Beneficial
   Year)                                                (Instr. 5)          Beneficially          Direct (D) or         Ownership
   ----------------------------------------------                           Owned at End          Indirect (1)          (Instr. 4)
   Date       Expira-                   Amount or                           of Year               (Instr. 4)
   Exer-      tion         Title        Number of                           (Instr. 4)
   cisable    Date                      Shares
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
------------------------------------------------------------------------------------------------------------------------------------
    (1)       6/23/07    Common Stock   30,000                                                      D
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    (1)       4/19/09    Common Stock   15,000                                45,000                D
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                         Common Stock   10,000                                                      D
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                         Common Stock    5,000                                                      D
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
Explanation of Responses:

(1)    These options are fully vested.
(2)    Options were voluntarily canceled on December 31, 2001.

                                  /s/ Gordon Y. Allison            2/14/02
                             --------------------------------  -----------------
                             **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.